FOR RELEASE:  THURSDAY 6 A.M. MDT, MAY 14, 1998:
               ------------------------------------------------

QUIZNO'S    POSTS  1ST  QUARTER  PROFIT  OF  $141,679
&  DOUBLES  REVENUE  OVER  1ST  QUARTER  1997

DENVER, Colo. - The Quizno's Corporation (Nasdaq: Quiz) announced today it posted earnings before preferred stock dividends of $141,679, or $.03 basic and diluted earnings per share, for 1st quarter ending March 31, 1998. The earnings marks the third profitable quarter in a row for the Company, which franchises and operates QUIZNO'S Classic Subs restaurants.

Last  year  during  the  same quarter ending March 31, 1997, QUIZNO'S showed a
loss  before  preferred  stock  dividends  of    $217,906, or ($.08) basic and
diluted  loss  per  share.

Income from QUIZNO'S core business of franchise operations, was $301,032 for 1st quarter 1998, compared to an income of $7,272 in the same period in 1997. Income from Company-owned restaurants increased to $107,384 in 1st quarter 1998, compared to income of $966 for the same period in 1997. The total income of $408,416, less other charges of $257,593, resulted in net income for the quarter of $141,679.

Revenue for 1st quarter more than doubled in 1st quarter 1998 to $4.2 million over $1.9 million in 1997. Revenue from royalties increased nearly two and a half times from $469,125 in 1st quarter 1997 to $1.1 million in 1st quarter 1998. Revenue from Company-owned stores nearly tripled from $612,740 in 1st quarter 1997 to $1,741,408 in 1st quarter 1998.

Also in 1st quarter, the Company sold all the Area Director rights for Canada to Quizno's Canada Corporation, recording $573,000 in revenue in 1st quarter. In late 1997, the Company signed a master franchise agreement with Quizno's Canada. The Quizno's Corporation, however, retains the rights to a percentage of all unit-level royalties collected in Canada.

As was previously announced, QUIZNO'S also recorded strong new franchise sales in 1st quarter, collecting $1.8 million in fees for the sale of 145 new franchises.

"All in all, we are very pleased with the results of 1st quarter," said Rick Schaden, President and CEO. "Our store openings and growth in revenue, and our performance at both the Company and the store levels, were very strong."

The Company opened 39 new QUIZNO'S Classic Subs restaurants in 1st quarter. Same Store Sales for 1st quarter 1998 were 9.4 percent over sales in 1st quarter 1997.

QUIZNO'S, an Italian-style deli founded in 1981 in Denver, serves signature oven baked Classic Subs. The chain has grown from a Denver-based regional chain of 18 restaurants in 1991 to a having 362 restaurants open today in 35 states, Puerto Rico and Canada.

This release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties include the effect of national and regional economic and market conditions, the eating habits of the American and Canadian public, cost of labor and employee benefits, cost of marketing, intensity of competition for locations, franchisees and customers, perception of food safety, legal claims and the availability of financing for the Company and its franchisees. Such risks are detailed from time to time in the Company's reports filed with the SEC, including the report on Form 10-KSB for the year ended December 31, 1997.

FOR  MORE  INFORMATION  CONTACT:
--------------------------------

Sue  Hoover,  Sr.  VP,  Marketing
The  Quizno's  Corporation
303-291-0999,  Ext.  3242

Or

Phil  Huss,  Phoenix  Alliance,  Inc.
970-259-7241